Exhibit (e)(24)

GMARKET INC.

WAIVER OF RIGHTS UNDER SHAREHOLDERS AGREEMENT

This Waiver of Rights Under Shareholders Agreement (this “Waiver”) is entered into as of April 16, 2009 by and among Gmarket Inc., a corporation organized and existing under the laws of the Republic of Korea (the “Company”), and the undersigned holders (the “Shareholders”) of Company Securities (as defined herein).

RECITALS

A. Pursuant to a shareholders agreement (the “Shareholders Agreement”), dated as of June 12, 2006 among Yahoo! Inc., a corporation organized and existing under the laws of the State of Delaware (“Yahoo”), Yahoo! Korea Yuhan Hoesa, a limited liability company organized and existing under the laws of the Republic of Korea (“Yahoo! Korea”), Interpark Corporation (“Interpark”) and the Company, certain Shareholders have (i) certain rights under Section 2.1 to nominate and elect directors and have board observers and under Article IV to purchase Company Securities as a result of preemptive rights and (ii) certain obligations under Section 5.1 regarding standstill.

B. The Company is entering into a Share Allocation and Tender Offer Agreement (the “Master Agreement”) with eBay Inc., a Delaware corporation (“Parent”), and eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of Parent (“Acquisition Sub”) providing for (subject to the conditions set forth therein) Acquisition Sub to acquire Company Securities by, among other things: (i) making a tender offer as contemplated by the Master Agreement (the “Offer”) for all of the issued and outstanding common shares, par value KRW 100 per share, of the Company (the “Company Shares”) and the American Depositary Shares of the Company, each representing one Company Share (the “Company ADSs,” and together with the Company Shares, the “Company Securities”) at a price of US$24.00 (as may be adjusted pursuant to the Master Agreement) per Company Security; and (ii) by subscribing to newly-issued Company Shares.

C. It is a condition to Parent and Acquisition Sub’s entry into the Master Agreement and a condition in the related Agreements to Tender and Voting Agreements (each a “Tender Agreement”) entered into among Parent and Acquisition Sub, on the one hand, and Interpark Corporation, Yahoo and Yahoo! Korea, on the other hand, that the Shareholders execute this Waiver.

D. Under Section 10.7 of the Shareholders Agreement, any provision of the Shareholders Agreement may be waived if approved in writing by all parties to the Shareholders Agreement.

WAIVERS

1. Voting Agreement.

a. Interpark. Interpark hereby waives its rights under Section 2.1 of the Shareholders Agreement to nominate directors for election to the Company’s board of directors and to require the other parties to the Shareholders Agreement to vote in favor of such nominees for a period commencing on the date hereof and ending at the Expiration Time (as defined herein). The “Expiration Time” is the earlier to occur of (i) the time on the date on which the Master Agreement is validly terminated in accordance with its terms; or (ii) the time on the date on which the Offer and any subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expire.

b. Yahoo! Korea. Yahoo! Korea hereby waives its rights under Section 2.1 of the Shareholders Agreement to nominate a director for election to the Company’s board of directors and to require the other parties to the Shareholders Agreement to vote in favor of such nominee for a period commencing on the date hereof and ending at the Expiration Time.

c. Undersigned Shareholders—Interpark Designees. The undersigned Shareholders hereby waive their respective rights under Section 2.1 of the Shareholders Agreement to require the other parties to the Shareholders Agreement to vote in favor of the nominees for director designated by Interpark in accordance with such Section 2.1 for a period commencing on the date hereof and ending at the Expiration Time.

d. Undersigned Shareholders—Yahoo! Korea Designee. The undersigned Shareholders hereby waive their respective rights under Section 2.1 of the Shareholders Agreement to require the other parties to the Shareholders Agreement to vote in favor of the nominee for director designated by Yahoo! Korea in accordance with such Section 2.1 for a period commencing on the date hereof and ending at the Expiration Time.

2. Board Observer Rights. Yahoo! Korea hereby waives its board observer rights under Section 2.1(f) of the Shareholders Agreement for a period commencing on the date hereof and ending at the Expiration Time.

3. Preemptive Rights. Yahoo! Korea hereby waives its preemptive rights under Article IV of the Shareholders Agreement for a period commencing on the date hereof and ending at the Expiration Time.

4. Standstill. The Company and the Shareholders hereby waive the provisions of Section 5.1 to the extent necessary to permit Yahoo! Korea to enter into the Tender Agreement and perform its obligations thereunder for a period commencing on the date hereof and ending at the Expiration Time.

5. Approval of Shareholders. In accordance with Section 10.7 of the Shareholders Agreement, by their signatures below, the Company and the Shareholders accept and agree to the foregoing waivers of certain terms of the Shareholders Agreement.

6. Amendment/Waiver. No alteration or modification of this Waiver or waiver of any provision of this Waiver shall be effective against any party hereto unless such amendment, alteration, modification or waiver is approved in writing by all parties hereto. In addition, no provision of this Waiver may be amended, altered or waived without the prior written consent of Parent and Acquisition Sub. Parent and Acquisition Sub are third-party beneficiaries of this Waiver.

7. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Shareholders Agreement.

8. Except as expressly provided in this Waiver, all of the terms and conditions of the Shareholders Agreement shall remain in full force and effect and none of such terms and conditions are, or shall be construed as, otherwise amended or modified.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first written above.

Yahoo! Inc.		Address for notices: 701 First Avenue Sunnyvale, California 94089 Attn: General Counsel Facsimile: (408) 349-7750
By:	/s/ Michael J. Callahan
Name: Michael J. Callahan
Title: EVP, General Counsel and Secretary

Yahoo! Korea Yuhan Hoesa		Address for notices: Yahoo! Korea Yuhan Hoesa 23rd Floor, Glass Tower 946-1 Daechi-dong, Kangnam-ku Seoul, Korea Attn: General Counsel Facsimile: +82-2-185-2564
By:	/s/ Jinsoo Kim
Name: Jinsoo Kim
Title: Representative Director

Interpark Corporation		Address for notices: Namseoul Building 8th Floor, 1304-3 Seocho-dong, Seocho-Gu Seoul 137-074 Attn: Mr. Ki-Hyung Lee Facsimile: +82-2-5383208
By:	/s/ Ki-Hyung Lee
Name: Ki-Hyung Lee
Title: CEO

IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first written above.

GMARKET INC.		Address for notices: 8th Floor, LIG Tower, 649-11 Yeoksam-Dong Gangnam-Gu Seoul, Korea Attn: Duckjun Lee Facsimile: +82-2-5642798
By:	/s/ Young Bae Ku
Name: Young Bae Ku
Title: Chief Executive Officer